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Key Energy Services, Inc.
News Release

For Immediate Release: Monday, March 15, 2004	Contact: John Daniel (215) 862-7900

KEY ENERGY FILES NOTICE FOR EXTENSION TO FILE
ANNUAL REPORT ON FORM 10-K

        MIDLAND, TX, March 15, 2004—Key Energy Services, Inc. (NYSE: KEG) announced today that it has filed notice with the Securities and Exchange Commission on Form 12b-25 to extend the period in which it intends to file its Annual Report on Form 10-K. The 12b-25 extension allows the Company to file the Annual Report on Form 10-K on or before March 30, 2004.

        The Company's audit of its 2003 results is not yet complete. The Company has not yet completed a review and analysis of certain idle equipment to determine proper classification, remaining depreciable lives, expected future use, and potential impairment. The Company expects to complete this review and file its Annual Report on Form 10-K on or before March 30, 2004. The book value of the items currently under review is approximately $55 million, net of estimated disposal value. The actual amount of any write-down or impairment will not be known until the review is complete. Today, the Company has total assets in excess of $1.5 billion and net fixed assets in excess of $900 million.

        The review may result in a revision to the previously announced 2003 earnings but will not change the previously announced revenue or EBITDA, as adjusted, for 2003 and will not change the Company's previously announced forecasts for 2004. Further, the underlying fundamentals for the Company's operations are strong and the outlook remains positive.

        Key Energy Services, Inc. is the world's largest rig-based, onshore well service company.. The Company provides diversified energy operations including well servicing, contract drilling, pressure pumping, fishing and rental tool services and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina, Canada and Egypt.

        Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects","believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

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KEY ENERGY FILES NOTICE FOR EXTENSION TO FILE ANNUAL REPORT ON FORM 10-K